Filed Pursuant to Rule 424(b)(3)

Registration No. 333-267477

Prospectus Supplement No. 3

(To Prospectus dated October 6, 2022)

QUALTEK SERVICES INC.

3,589,000 Shares of Class A Common Stock

306,000 warrants by the Selling Stockholders

Senior Convertible Notes due 2027 by the Selling Noteholders

Up to 31,104,034 Shares of Class A Common Stock Underlying 2027

Convertible Notes

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated October 6, 2022 (the “Prospectus”), related to (a) the resale from time to time of (i) up to 3,589,000 shares of Class A common stock, $0.0001 par value, of QualTek Services Inc. (“Class A Common Stock”) including 306,000 shares of Class A Common Stock issuable upon the exercise of Private Placement Warrants, each exercisable for one share of Class A Common Stock at a price of $11.50 per share (“warrants”) and (ii) 306,000 warrants by the selling security holders named in this prospectus (each a “Selling Stockholder,” and, collectively, the “Selling Stockholders”), (b) the resale from time to time of up to $124,685,000 in aggregate principal amount of senior convertible notes due 2027 (the “2027 Convertible Notes”) by the selling holders named in this prospectus (the “Selling Noteholders” and, together with the Selling Stockholders, the “Selling Securityholders”) and (c) the resale from time to time of up to 31,104,034 shares of our Class A Common Stock issuable upon conversion of the 2027 Convertible Notes by the Selling Noteholders (all undefined capitalized terms are as defined in the Prospectus), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 13, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock and warrants are traded on The Nasdaq Capital Market under the symbols “QTEK” and “QTEKW,” respectively. On December 13, 2022, the closing price of our Class A Common Stock and warrants were $0.50 and $0.0851, respectively.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our Class A Common Stock, warrants and 2027 Convertible Notes is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 17 of the Prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 13, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2022

QUALTEK SERVICES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40147	83-3584928
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

475 Sentry Parkway E, Suite 200, Blue Bell, PA 19422
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (484) 804-4585

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock	QTEK	The Nasdaq Stock Market LLC
Warrants	QTEKW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Financial Officer

As part of its ongoing focus on efforts to drive greater finance and accounting rigor, the board of directors (the “Board”) of QualTek Services Inc. (the “Company”) appointed Matthew J. McColgan, age 40, as Chief Financial Officer of the Company, effective December 10, 2022. Mr. McColgan has served as the Company’s Senior Vice President of Finance and Treasurer since July 2022. Mr. McColgan began his career at PricewaterhouseCoopers, LLP (“PwC”), where he spent more than fifteen years serving in different audit related positions both in the United States and in Europe, and ultimately served as an Assurance Director where he was responsible for developing global audit strategies, and leading teams in navigating through complex business issues, accounting, internal controls, and SEC financial reporting matters. Immediately prior to joining the Company and after departing from PwC, from April 2021, Mr. McColgan was at Armstrong Flooring, Inc. (OTC:AFIIQ), where he most recently served as its Vice President of Finance and Treasurer, where he led multiple finance groups, and spearheaded several cost reduction and process improvement initiatives. Mr. McColgan received a Bachelor of Science degree in Accountancy from Villanova University and is a Certified Public Accountant.

In connection with his appointment, QualTek LLC, the Company’s indirect subsidiary and Mr. McColgan entered into an Employment Agreement (the “Employment Agreement”) which provides that Mr. McColgan’s base salary will be $350,000 per year, and he will be eligible for an annual performance cash bonus of up to $175,000, based on the achievement of the Company’s corporate objectives and Mr. McColgan’s individual objectives, in each case, as established by the Board or the Compensation Committee. In addition, Mr. McColgan will receive a promotion equity award in the form of 100,000 stock options that will vest in four equal annual installments, subject to Mr. McColgan's continued service through each applicable vesting date.

Mr. McColgan is eligible to participate in the benefit plans and programs generally available to the Company’s employees. Mr. McColgan will also be entitled to reimbursement of all reasonable business expenses incurred or paid by him in the performance of his duties and responsibilities for the Company, subject to receipt of evidence of such expenses reasonably satisfactory to the Company. If Mr. McColgan is terminated without cause or if Mr. McColgan terminates his employment for good reason, the Company agrees to provide to Mr. McColgan as severance: (i) an amount equal to one times his base salary, (ii) an amount equal to a pro-rata share of his annual performance cash bonus, based on number of days Mr. McColgan worked in the year, if the required metrics are achieved and payable when all continuing executives receive their annual performance cash bonus, and (iii) accelerated vesting for a pro-rata portion of his then vesting time-based equity awards that would have vested absent his termination based on number of days Mr. McColgan worked since the last vesting date. If Mr. McColgan’s employment is terminated under these circumstances during the twelve-month period that follows, or the six-month period that precedes, a change in control (as defined in the Employment Agreement), subject to his execution of a release agreement in favor of the Company, in addition to the severance described above, Mr. McColgan will earn an additional bonus equal to his earned performance bonus for the Company’s most recently completed fiscal year.

The summary of the Employment Agreement set forth above does not purport to be a complete statement of the terms of such document. The summary is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Mr. McColgan does not have any family relationships with any of the Company’s other officers or directors and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Executive Departures

 Adam Spittler, the Company’s former Chief Financial Officer, separated with the Company, effective December 9, 2022. Additionally, as of December 9, 2022, as part of its on-going evaluation of organizational structure to support business goals, the full-time executive position of Chief Administrative Officer has been eliminated. As a result of this restructuring, former Chief Administrative Officer Elizabeth Downey, is no longer with the Company.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits.

	10.1	Employment Agreement between Matthew McColgan and QualTek Services Inc., dated December 10, 2022

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALTEK SERVICES INC.

/s/ Christopher S. Hisey
Name: Christopher S. Hisey
Title: Chief Executive Officer

Date: December 13, 2022

Exhibit 10.1

EXECUTIVE SERVICES AGREEMENT

This Executive Services Agreement (this “Agreement”) is dated as of December 10, 2022 (the “Effective Date”), by and between QualTek LLC (the “Company”), and Matthew J. McColgan (the “Executive”).

Recitals

WHEREAS, the parties hereto desire to enter into this Agreement in order to secure the services of the Executive for the benefit of the Company, which services shall be rendered by the Executive on the terms and conditions and for the period hereinafter set forth; and

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and representations set forth in this Agreement and other good and valuable

1.             Service Term. The “Service Term” shall mean the period commencing from the Effective Date and continuing until termination pursuant to Section 5 below. Executive’s employment under this Agreement is employment at-will.

2.             Position and Duties.

The Executive shall serve as Chief Financial Officer and will perform such duties for the Company and its affiliates (collectively, the “Company Entities”) as are assigned to the Executive from time to time. The Executive shall report to such member of management as determined by senior management of the Company.

The Executive will devote his fulltime business efforts and attention, and his knowledge and skills to the affairs of the Company Entities and to his duties hereunder, and will perform such duties diligently and to the best of his ability. The Executive will not, so long as he is providing services to the Company, provide services to, or be employed by, any other Person (as defined below in Section 11) (other than other Company Entities) provide services to, or be employed by, any other Person (as defined below in Section 11)) (other than other Company Entities).

The duties to be performed by the Executive hereunder shall be performed at the Company’s offices located 475 Sentry Parkway E, Suite 200, Blue Bell, PA 19422. The Executive acknowledges that travel may be required as part of his duties hereunder, and the Executive agrees to undertake such travel as may be reasonably required by the business of the Company Entities from time to time.

3.             Compensation and Benefits; Withholding.

The Company will provide to the Executive the compensation and benefits set forth on Schedule 1 attached hereto. The Company may withhold and deduct from any amounts payable under this Agreement such federal, state and local taxes and other amounts required to be withheld or deducted pursuant to any applicable law. (b) During the Service Term, the Executive shall be entitled to four (4) weeks of paid vacation per calendar year as determined in the sole discretion of senior management of the Company.

4.             Reimbursement of Expenses. The Company will reimburse the Executive for reasonable business expenses incurred by the Executive in connection with the performance of his duties hereunder in accordance with and subject to the Company’s reimbursement policies in effect from time to time and the Company’s receipt of evidence of such expenses reasonably satisfactory to the Company.

5.             Termination. The Executive’s employment with the Company may be terminated in accordance with the provisions set forth below. The Executive may terminate the Service Term for any reason effective upon thirty (30) days’ written notice to the Company (which the Company may, in its sole discretion, elect to shorten without triggering any rights of the Executive by reason of termination of his service relationship with the Company, including, but not limited to, the rights under Section 5(b) herein).

(a)           Termination for Any Reason. In the event that Executive’s employment with the Company shall terminate with or without Cause, due to resignation by the Executive for any reason, upon the death or Disability (as defined below) of the Executive, the Company shall pay to the Executive, or to his estate, custodian, conservator or trustee, as applicable, any and all of the Executive’s salary or vested benefits (subject to the terms of any applicable employee benefit plan of the Company) that was earned through the date of such termination of employment. In the event of a termination for Cause or termination due to death or Disability, Executive shall only be eligible for the payments and benefits set forth in this Section 5(a). As used herein, “Disability” means the inability of the Executive, due to the condition of his physical, mental or emotional health, to perform the essential functions of his job with or without reasonable accommodation for a continuous period of more than ninety (90) days or for ninety (90) days in any period of one hundred eighty (180) consecutive days.

As used herein, “Cause” means, as determined by the Company, the Executive’s (i) failure to materially perform and discharge the duties and responsibilities of the Executive under this Agreement after receiving written notice and allowing the Executive ten (10) business days to cure such failures; (ii) failure to observe any material policies of any of the Company Entities after receiving written notice and allowing the Executive ten (10) business days to cure such failures; (iii) gross negligence, willful misconduct or intentional violation of law in the performance of his duties to any of the Company Entities; (iv) the commission of any act of fraud, intentional misrepresentation, dishonesty, misappropriation or embezzlement with respect to any of the Company Entities or the Executive’s unethical, immoral or illegal act which could damage any of the Company Entities (or the reputation of any of the Company Entities); (v) breach of (A) any agreement or contract between the Executive and any of the Company Entities (including this Agreement), or (B) any fiduciary or other duty or obligation to any of the Company Entities; (vi) (A) continued use of alcohol or illegal drugs that interferes in any manner with the performance of the Executive’s duties and responsibilities, (B) sexual relationship with any other employee of any of the Company Entities, or (C) falsification of expense reports or requests for reimbursement; (vii) the conviction of, or pleading of guilty or nolo contendere to, any felony or any crime involving moral turpitude; or (viii) misappropriation, improper disclosure, or improper use of materials or confidential information belonging to a former employer of the Executive.

(b)           Termination without Cause. In the event that the Executive’s employment with the Company shall terminate without Cause, subject to execution and delivery by the Executive of a release in substantially the form attached hereto as Exhibit A (with such changes as may reasonably be required by the Company to reflect changes in law or the circumstances surrounding the Executive’s release, the “Release”), which Release shall not have been revoked by the Executive pursuant to the terms thereof (and all applicable statutory revocation periods have expired), and subject to the Executive’s continued compliance with Section 8, the Company shall (i) pay to the Executive an amount equal to his Base Compensation (at the rate then in effect), less applicable withholdings, that would be payable for a period of twelve (12) months (the “Severance Period”) after the date of such termination of employment, payable to the Executive commencing on the first payroll period following the expiration of the revocation in the Release, in accordance with the Company’s then current payroll practices, (ii) pay to the Executive a pro-rata share of his Performance Bonus based on the number of days Executive worked in the year of termination, less applicable withholdings, based on actual achievement of the performance metrics established in the Company’s annual Incentive Compensation Plan and payable at such time as other Executives of the Company receive their performance bonuses for such year, and (iii) provide for pro-rata vesting of any then-vesting tranche of any incentive equity award (that is subject to time-based vesting requirements only) held by Executive with the proration determined by multiplying the portion of such incentive equity award that would have vested during the then-vesting tranche absent Executive’s employment termination by a fraction, (A) the numerator of which is the number of days elapsed from the vesting start date applicable to such then-vesting tranche until Executive’s employment termination date and (B) the denominator being the number of days between the vesting start date and the vesting date applicable to such then-vesting tranche (collectively, the “Severance Amount”). If the Severance Amount is subject to Section 409A (as defined below) and the timing of Executive’s execution and delivery of the Release could affect the calendar year in which any of the Severance Amount is made because the date of termination of Executive’s employment occurred toward the end of a calendar year, then no portion of the Severance Amount shall be paid until the Company’s first payroll payment date in the year following the year in which the date of termination occurs.

(c)           Full Satisfaction. The Executive acknowledges that the payment by the Company of the amounts specified in this Section 5 shall constitute full and final satisfaction of any entitlement that the Executive may have arising from, or in any way related to, the Executive’s employment hereunder, including the termination of such employment; provided, however, that, the Executive’s rights with respect to any award of incentive equity (if any) shall be governed by the terms and conditions set forth in the applicable plan and award agreements under which such award was made.

(d)           Delivery of Release. Notwithstanding anything to the contrary in this Section 5, as a condition precedent to any Company obligation under this Section 5(b), Executive shall provide the Company with a valid, executed, Release, and shall not revoke such release prior to the expiration of any revocation rights afforded to Executive under applicable law.

6.             No Further Obligations of the Company; Continuing Obligations. Except as expressly provided above, the Company will have no obligations to the Executive in the event of the termination of this Agreement for any reason. Notwithstanding anything to the contrary herein, the Executive’s obligations contained in Section 8 of this Agreement or any other non-competition, non-solicitation, confidentiality or similar covenant in favor of any Company Entity or its Affiliates (collectively, the “Continuing Obligations”) shall survive any termination of the Executive’s service relationship with the Company at any time and for any reason and each of such obligations shall be enforceable independent of every other obligation, and the existence of any claim or cause of action, other than the obligation of the Company to make payments of the Severance Amount if and as applicable, that the Executive may have against any Company Entity or any of its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of any Continuing Obligation against the Executive.

7.             Representations and Warranties of the Executive.

(a)           Authority. The Executive represents and warrants to the Company that the Executive is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could reasonably be expected to impair the Executive’s ability to perform the duties and obligations required of the Executive hereunder.

(b)           Conduct. The Executive agrees to abide by the Company’s generally applicable rules of conduct for its employees.

8.             Covenants of the Executive.

(a)           Noncompetition. During the Service Term and for twelve (12) months after the date of termination of the Executive’s service to any Company Entity by the Company for any reason (the “Restricted Period”), the Executive shall not, and shall cause the Executive’s Affiliates not to, directly or indirectly, own any interest in, manage, join, finance, control, participate in (whether as an owner, operator, manager, principal, consultant, officer, director, employee, investor, agent, representative or otherwise), consult with, render services for or otherwise engage in, with or without compensation, any business or entity which directly or indirectly engages in any business that the Company Entities and/or their respective subsidiaries conducts or proposes to conduct as of the date of the Executive’s termination or is otherwise competitive with the Company Entities and/or their respective subsidiaries, and any other business conducted (or actively pursued) by the Company Entities and/or their respective subsidiaries as of the date of the Executive’s termination, within any geographical area in which the Company Entities or any of their respective Subsidiaries engages, has engaged or plans to engage in such businesses as of such date of the Executive’s termination, which includes the entire United States; provided, however, that nothing in this Section 8(a) shall prevent the Executive from being a passive owner of not more than 2% of the outstanding stock of any corporation that is publicly traded, so long as the Executive has no active participation in the business of such corporation.

(b)           Nonsolicitation. During the Restricted Period, the Executive shall not, and shall not permit the Executive’s Affiliates to, directly or indirectly, (a) induce or attempt to induce any employee, independent contractor or subcontractor of the Company Entities or any of their respective Subsidiaries to leave the employ or engagement of the Company Entities or any of their respective Subsidiaries, or in any way interfere with the relationship between the Company Entities or any of their respective subsidiaries and any of their employees, independent contractors or subcontractors, (b) hire or otherwise retain any person who was an employee, independent contractor, or subcontractor of the Company Entities or any of their respective Subsidiaries as of the date of the Executive’s termination or at any time one year prior to the date of the Executive’s termination, or (c) contract, induce or attempt to induce any person who is as of the date hereof or becomes during the Restricted Period, a customer, supplier, vendor, distributor, licensor, lessor or other business relation of the Company Entities or any of their respective subsidiaries (or any prospective customer, supplier, vendor, distributor, licensor, lessor or other business relation with which the Company Entities or any of their respective subsidiaries has entertained discussions regarding a prospective business relationship) to cease or refrain from doing business with, the Company Entities or any of their respective subsidiaries, or in any way interfere with the relationship (or prospective relationship) between any such customer, supplier, vendor, distributor, licensor, lessor or other business relation and the Company Entities or any of their respective subsidiaries (including, without limitation, making any negative statements or communications about the Company Entities or any of their respective Subsidiaries or any of their respective equityholders, managers, officers or employees).

(c)           Nondisclosure.

(i)            The Executive agrees that, from and after the date hereof, the Executive shall, and shall cause its Affiliates and representatives to, treat and hold as confidential all information concerning the businesses and affairs of the Company Entities or any of their respective subsidiaries (including the proprietary rights) (the “Confidential Information”) and, except to the extent that such disclosure or use is for the benefit of the Company Entities and is directly related to and required by the Executive’s performance of duties assigned by the Company or as otherwise expressly permitted by this Agreement, refrain from using any of the Confidential Information and, upon the request of the Company, deliver promptly to the Company or destroy all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control. In the event that the Executive or any of its Affiliates or representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, it shall notify the Company promptly of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 8(c). If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive or any of its Affiliates or representatives is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, it may disclose the Confidential Information to the tribunal; provided that it shall use its best efforts to obtain, at the request and expense of the Company, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information shall not include information which becomes generally available to the public other than as a result of a disclosure by the Executive or any of its Affiliates or representatives.

(ii)           18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(d)           Non-Disparagement. The Executive shall not (and the Executive shall cause his Affiliates not to) make any derogatory or negative statements or communications regarding the Company Entities or any of their respective subsidiaries, any of their respective Affiliates or any of their respective direct or indirect equityholders, directors, members, managers, officers or employees or customers.

(e)           Ownership of Intellectual Property.

(i)            The Executive will immediately and fully disclose in writing to the Company Entities all inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other intellectual property conceived or developed in whole or in part by the Executive, or in which the Executive may have aided in its conception or development, while providing services to the Company and that relate to the Company Entities’ business (collectively, “Intellectual Property”).

(ii)           The Executive does hereby, and will from time to time immediately upon the conception or development of any Intellectual Property, assign to the Company Entities all of the Executive’s right, title and interest in and to all such Intellectual Property (whether or not patentable, registrable, recordable or protectable by copyright and regardless of whether the Company pursues any of the foregoing). If any Intellectual Property falls within the definition of “work made for hire”, as such term is defined in 17 U.S.C. § 101, such Intellectual Property will be considered “work made for hire” and the copyright of such Intellectual Property will be owned solely and exclusively by the Company Entities. If any Intellectual Property does not fall within such definition of “work made for hire”, then the Executive’s right, title and interest in and to such Intellectual Property will be assigned to the Company Entities pursuant to the first sentence of this Section 8(e)(ii). The Executive will execute and deliver any assignment instruments and do all other things reasonably requested by the Company Entities (both during and after the Executive’s service relationship with the Company) in order to more fully vest in the Company Entities sole and exclusive right, title and interest in and to all Intellectual Property.

(f)            Reasonableness of Restrictions. The Executive agrees that the covenants in this Section 8 are reasonable given the Executive’s access to the Company Entities’ Confidential Information, the substantial knowledge and goodwill the Executive will acquire with respect to the business of the Company Entities as a result of his service relationship with the Company, and the real and potential competition encountered (and reasonably expected to be encountered) by the Company Entities should the Executive engage in any of the conduct described in Section 8(a) through (d) above. The Executive and the Company acknowledge and agree that as a result of his senior executive position the Executive shall be deemed to be directly involved with each business, product and service of the Company Entities. Notwithstanding the foregoing, in the event that any provision of this Section 8 is determined by a court to be invalid or unenforceable, such court may, and is hereby authorized to, revise or limit the terms of such provision to allow it to be enforced. Without limiting the foregoing, in the event that the absence of a time limitation in Section 8(c) is determined by a court to be unreasonable, such court may, and is hereby authorized to, impose the maximum limitation as it deems reasonable.

(g)           Injunctive Relief; Expenses. The Executive acknowledges that the Company Entities will suffer irreparable harm in the event that the Executive breaches any of the Executive’s obligations under this Section 8 and that monetary damages will be inadequate to compensate the Company Entities for such breach. Accordingly, the Executive agrees that, in the event of a breach by the Executive of any of the Executive’s obligations under this Section 8, the Company Entities will be entitled to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach. In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company Entities, if the Executive violates any Continuing Obligation, and should the Company prevail in any dispute to enforce the Continuing Obligation, all further rights of the Executive to receive any unpaid portion of the Severance Amount shall be terminated forthwith and the Company’s obligation to pay and the Executive’s right to receive any unpaid portion of the Severance Amount shall terminate and be of no further force or effect, in each case, without limiting or affecting the Executive’s Continuing Obligations or the other rights and remedies available to the Company Entities or their Affiliates at law, in equity or otherwise, and the Executive will immediately, and no later than ten (10) days after demand from the Company, repay to the Company any portion of the Severance Amount that was previously paid to the Executive. The Company Entities will be entitled to recover their costs incurred in connection with enforcing this Section 8, including reasonable attorneys’ fees and expenses, only in the event that the Company Entities prevail in the applicable dispute. The Executive will be entitled to recover his costs incurred in connection with defending any enforcement actions by the Company, including reasonable attorney’s fees and expenses, only in the event that the Executive prevails.

(h)           Accounting for Profits. If the Executive violates any of the Executive’s obligations under this Section 8, the Company Entities will be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits that the Executive directly or indirectly has realized or may realize as a result of, growing out of or in connection with any such violation.

(i)            Extension of Covenants in the Event of Breach. In the event of a breach by the Executive of any covenant set forth in this Agreement, the term of such covenant will be extended by the period of the duration of such breach; provided, that the Company is not then in breach of its obligations to the Executive hereunder.

(j)            Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive shall not be required to notify the Company that such reports or disclosures have been made.

9.             Indemnification. The Company shall indemnify the Executive as required by its organizational documents against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party (other than a suit initiated by the Executive) by reason of his being an officer or service provider of the Company or of any other Company Entity. The Company’s obligations under this Section 9 shall survive any termination of this Agreement or the Executive’s service relationship with the Company hereunder.

10.           Change of Control

(a)           Termination in anticipation of and Change of Control means a termination of the Executive by the Company without Cause prior to a Change of Control if, after the change of control, the Executive is reasonably able to demonstrate that his employment was terminated (i) at the request of a Third Party who has taken steps reasonably calculated to effect the Change of Control, or (ii) during the timeframe beginning six (6) months immediately prior to the execution or memorandum of understanding or other similar agreement related to a Change of Control, and the consummation of the Change of Control. If the Executive’s employment is terminated as set forth in this Section 10(a), the Company shall pay severance benefits, as defined below in 10(c)(i) and (c)(ii).

(b)           Termination Subsequent to a Change of Control means a termination of the Executive’s employment within twelve (12) months following the date of a Change of Control by the Company, without Cause, or by the Executive for Good Reason. If the Executive’s employment is terminated as set forth in this Section 10(b), the Company shall pay severance benefits, as defined below in 10(c)(i) and (c)(ii). “Good Reason” shall mean:

(i)            a reduction in Executive's authority, duties, titles, status or responsibilities from those in effect immediately prior to the Change of Control or the assignment to Executive of duties or responsibilities inconsistent in any respect from those of Executive in effect immediately prior to the Change of Control, but excluding any action or omission by the Company that is isolated, insubstantial and inadvertent and which was not taken in bad faith by the Company and is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii)           any reduction in Executive's annual rate of base salary or any failure by the Company to continue in effect any material incentive compensation plan or arrangement (unless replacement plans providing Executive with substantially similar benefits are adopted) or the taking of any action by the Company that would adversely affect Executive's participation in any such plan or arrangement or reduce Executive's incentive compensation opportunities under such plan or arrangement, as the case may be; or

(iii)          the relocation of the Company's principal executive offices by more than 100 miles from where such offices were located immediately prior to the Change of Control or the Company requires Executive, without Executive's written consent, to be based at any office other than the Company's office at which the Executive was based prior to the Change in Control, except for travel reasonably required in the performance of Executive's duties and reasonably consistent with Executive's travel prior to the Change of Control.

(iv)           Unless Executive terminates his employment on or within 90 days following an act or omission to act by the Company constituting a Good Reason hereunder, Executive's continued employment after such 90th day shall constitute Executive's consent to, and a waiver of Executive's rights with respect to, such act or failure to act.  Executive's right to terminate Executive's employment for Good Reason shall not be affected by Executive's incapacity due to physical or mental illness. Executive shall provide the Company with written notice within 30 days following an act or omission by the Company constituting Good Reason and the Company shall have 15 days to cure.

(c)           Severance Benefits in Connection with a Change of control include:

(i)            The Severance Amount, as defined in Section 5(b); and

(ii)           A Performance Bonus, equal to Executive’s earned performance bonus for the Company’s most recently completed fiscal year and payable no later than 60 days following such termination of employment; provided that such severance benefits shall be subject to the Release requirement of Section 5(b). For the avoidance of doubt, if Executive receives severance benefits under this Section 10(c)(i) and (ii), he shall not also receive an additional Severance Amount under Section 5(b).

11.          Definitions. As used in this Agreement, the following terms have the meanings given to such terms below:

“Affiliate” of a Person means any Person that, directly or indirectly, through one or more intermediaries or otherwise, controls, is controlled by, or is under common control with such Person, where “control” means the ability to direct management or policies through the ownership of voting securities, by contract or otherwise. For avoidance of doubt, Affiliate in the context of Section 8(a) of this Agreement shall not extend to a Person that is controlled by or is under common control of a majority owner of QualTek LLC, so long as the Person is not a direct competitor of QualTek LLC.

“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, governmental body or other entity.

“Change of Control” means  (i) a dissolution or liquidation of the Company; (ii) a sale of all or substantially all the assets of the Company; (iii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; (iv) a reverse merger in which the Company is the surviving corporation but the shares of the common  stock of the Company outstanding immediately before the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; (v) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or, (vi) in the event that during any period of 24  consecutive months the individuals who were members of the Board at the beginning of such period (the "Incumbent Directors") cease for any reason to constitute at least fifty percent (50%) of the Board; however, that any individual becoming a director subsequent to the beginning of such period whose appointment or election, or nomination for election, by the Company's stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director. Notwithstanding the foregoing, a Change of Control shall not include any transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board acting in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

12.          Section 409A.

Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6)-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Solely for purposes of Section  409A of the Code, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the termination of the Executive’s service relationship with the Company, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h).

This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party so long as such changes are consistent with the original economic intent of the parties.

The Company makes no representation or warranty and shall have no liability to the Executive or any other Person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, Section 409A of the Code.

13.          Miscellaneous.

(a)           Further Assurances. The Executive agrees to furnish upon request to the Company such further information, to execute and deliver to the Company such other documents, and to do such other acts and things, all as the Company may reasonably request at any time for the purpose of carrying out the intent of this Agreement.

(b)           Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and, except as explicitly set forth herein, supersede all prior and contemporaneous oral and written agreements and understandings relating to such subject matter. There are no promises, representations, warranties, covenants or undertakings with respect to this Agreement and the events giving rise thereto other than those expressly set forth herein and therein.

(c)           Successors and Assigns. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns; provided that this Agreement and the rights and obligations hereunder shall be assignable by the Company but shall not be assignable by the Executive.

(d)           Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts, including by facsimile, ..pdf or email transmission, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

(e)           Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to a party when (a) delivered by hand, (b) one (1) business day after being sent by a nationally recognized overnight courier service (costs prepaid), (c) sent by facsimile or email with confirmation of transmission by the transmitting equipment, or (d) received by the addressee, if sent by certified mail, postage prepaid and return receipt requested, in each case to the following:

If to the Executive:

Matthew J. McColgan

XXXXXXX

XXXXXXX

If to the Company:

QualTek LLC

475 Sentry Parkway, E

Suite 200

Blue Bell, PA 19422

Email: legal@qualtekservices.com

A “business day” for purposes of this Agreement means any day that is not a Saturday, Sunday or any observed holiday as established by the U.S. Federal Reserve.

(f)            Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and the Executive. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving party. The failure of a party at any time to require performance of any provision of this Agreement will not affect such party’s rights at a later time to enforce such provision. No waiver by a party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

(g)           Severability/Modification. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof and such invalid, illegal or unenforceable provision shall be modified so as to render it enforceable while maintaining the parties’ original intent (as reflected herein) to the maximum extent possible.

(h)           Construction. In construing this Agreement, including the Exhibits and Schedules and hereto, the following principles shall be followed: (a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed; (b) except as otherwise set forth herein, references to Articles, Sections, Schedules and Exhibits refer to the Articles, Sections, Schedules and Exhibits of this Agreement, which are incorporated in and made a part of this Agreement; (c) a reference to any Person shall include such Person’s predecessors; (d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (e) no consideration shall be given to the headings of the Articles, Sections, Schedules, Exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction; (f) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions; (g) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any Schedule or Exhibit; (h) the word “dollar” and the symbol “$” refer to the lawful currency of the United States of America; and (i) the plural shall be deemed to include the singular and vice versa. The parties hereto are sophisticated and have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any Laws or other rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

(i)            Survival. The terms of Sections 5, 6, 8, and this Section 13 will survive the expiration or termination of this Agreement for any reason, except as otherwise set forth therein.

(j)            Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

(k)           Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of Law principles that would require the application of any other Law.

(l)            Jurisdiction; Service of Process; Waiver of Jury Trial.

(i)            Jurisdiction; Service of Process. Any action or proceeding arising out of or relating to this Agreement may be brought in the applicable federal and state courts located in Wilmington, Delaware that have jurisdiction, and each of the parties irrevocably submits to the exclusive jurisdiction of such courts in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The parties agree that any or all of them may file a copy of this Section 13(l) with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this Section 13(l) may be served on any party anywhere in the world.

(ii)           Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(iii)         Affirmation. The Executive acknowledges that he has had the opportunity to be represented by counsel in the negotiation of this Agreement, has carefully read this Agreement, knows and understands its terms and conditions, and has had the opportunity to ask the Company any questions he may have had prior to signing this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement of the date first written above.

QualTek LLC

By:	/s/ C. S. Hisey
Name:	Christopher S. Hisey
Title:	Chief Executive Officer

“EXECUTIVE”

/s/ Matthew J. McColgan
Matthew J. McColgan

Schedule 1

Compensation and Benefits Summary

Name of the Executive:	Matthew J. McColgan

Position:	Chief Financial Officer

The compensation and benefits to be provided by the Company to the Executive pursuant to the foregoing Agreement are as follows:

1.             Base Compensation. During the Service Term, the Company agrees to pay to the Executive base compensation at the initial rate of $350,000 per annum, less applicable withholdings, in cash as compensation for the services to be performed by him, subject to adjustment as may be determined in the sole discretion of the Company, and in the case adjustment is a reduction in the Base Compensation, such adjustment will not exceed more than ten-percent (10%) of Base Compensation, and such reduction will only be executed in conjunction with a base compensation reduction of other senior leadership of the Company (such annual base compensation as adjusted from time to time, the “Base Compensation”). Such Base Compensation, commencing at the Effective Date, shall be prorated for partial years and shall be payable in periodic installments, no less frequently than monthly, in accordance with the Company’s usual payroll practice as in effect from time to time.

2.             Performance Bonus. During the Service Term, in addition to the Executive’s Base Compensation, the Executive will be eligible to receive an annual performance-based incentive bonus based on metrics established in the Company’s annual Incentive Compensation Plan of up to $175,000, less applicable withholdings (the “Performance Bonus”).

3.             Benefits. During the Service Term, the Executive will be entitled to the following benefits:

(a)            Paid Time Off. The Executive will be entitled to paid time off for each calendar year in accordance with the Company’s policies and as set forth in Section 3 of this Agreement.

(b)            General Benefits. The Executive shall be entitled to participate in such other health, retirement and welfare benefit plans and arrangements (including, to the extent applicable, dental, vision, death and disability (short-term and long term) benefit plans and arrangements) as are generally made available to similarly situated service providers in the Executive’s position and that are consistent with those provided to employees of the Company (collectively, the “Company Benefit Plans”).

For the avoidance of doubt, compliance with the provisions of this Schedule 1 and the Agreement shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company with respect to the continuation of any particular benefit or other plan or arrangement maintained by them as of or prior to the Effective Date or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the Effective Date.

EXHIBIT A: RELEASE

THIS GENERAL RELEASE (the “Release”) is made and entered into on [_____], 20__ by and between Matthew J. McColgan (“Executive”) and QualTek LLC (“Employer”).

WHEREAS, Executive has been employed by Employer and the parties wish to resolve all outstanding claims and disputes between them relating to such employment;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Release, the sufficiency of which the parties acknowledge, it is agreed as follows:

1.          In consideration for Executive’s promises, covenants and agreements in this Release, Employer agrees to make the payments to and on behalf of Executive provided under Section 5(b) of the employment agreement between Executive and Employer dated _____________ (the “Employment Agreement”), in accordance with the terms and subject to the conditions of such Employment Agreement. Executive would not otherwise be entitled to such payments but for his promises, covenants and agreements in this Release.

2.          The parties agree that the payments described in Section 1 of this Release are in full, final and complete settlement of all claims Executive may have against Employer, BCP QualTek Holdco, LLC, their respective past, present and future affiliates, and the respective officers, directors, owners, members, shareholders, employees, agents, advisors, consultants, insurers, attorneys, successors and/or assigns of each of the foregoing (collectively, the “Releasees”). For the avoidance of doubt, this Release provides for the sole and exclusive benefits for which Executive is eligible as a result of his termination of employment, and Executive shall not be eligible for any benefits under Employer’s severance plan, if any, or any other agreement or arrangement providing for benefits upon a separation from service other than the Employment Agreement.

3.          Nothing in this Release shall be construed as an admission of liability by Employer or any other Releasee, and Employer specifically disclaims liability to or wrongful treatment of Executive on the part of itself and all other Releasees.

4.          To the extent permitted by applicable law, Executive agrees that he will not encourage or assist any person to litigate claims or file administrative charges against Employer or any other Releasee, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process, in which case he agrees to notify Employer immediately of his receipt of such subpoena so that Employer has the opportunity to contest the same. If any court has or assumes jurisdiction of any action against Employer or any of its affiliates on behalf of Executive, Executive will request that court to withdraw from or dismiss the matter with prejudice. Executive further represents that he has reported to Employer in writing any and all work-related injuries that he has suffered or sustained during his employment with Employer or its affiliates.

5.          Executive represents that he has not filed any complaints or charges against Employer or any of its affiliates or other Releasees with the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court, and covenants that he will not seek to recover on any claim released in this Release to the fullest extent permitted by law.

6.          Executive covenants not to sue, and fully and forever releases and discharges Employer and all other Releasees from any and all legally waivable claims, liabilities, damages, demands, agreements, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with Executive’s employment with Employer or any of its affiliates or the termination of such employment; provided, however, that nothing in this Release shall either waive any rights or claims of Executive (i) that arise after Executive signs this Release; (ii) to enforce the terms of this Release; (iii) for or with respect to those obligations set forth in Section 5(a) of the Employment Agreement, and including, without limitation, the provision of accrued benefits conferred to Executive or his beneficiaries under the terms of Employer’s medical, dental, life insurance or defined contribution retirement benefit plans; (iv) based on Executive’s existing rights to indemnification, if any, by the Employer or its affiliates pursuant to the Employer’s or affiliate’s governing documents, insurance policies or other arrangements for acts committed during the course of Executive’s employment; or (v) vested equity in BCP QualTek Holdco, LLC. This release includes but is not limited to claims arising under federal, state or local laws concerning employment discrimination, termination, retaliation and equal opportunity, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, the Employee Retirement Income Security Act of 1974, as amended (ERISA) (including but not limited to fiduciary claims), claims for attorneys’ fees or costs, any and all statutory or common law provisions relating to or affecting Executive’s employment with Employer or its affiliates, and any and all claims in contract, tort, or premised on any other legal theory. Executive acknowledges that he is releasing claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories. This provision is intended to constitute a general release of all of Executive’s presently existing covered claims against the Releasees, to the maximum extent permitted by law. Notwithstanding anything herein to the contrary, this Release does not purport to waive any claim for workers’ compensation or unemployment benefits, and does not purport to waive or affect any claim that cannot be released by an agreement voluntarily entered into between private parties.

7.          Nothing in this Release shall be construed to prevent Executive from filing a charge or complaint, including a challenge to the validity of this Release, with any governmental agency or from participating in or cooperating with any investigation conducted by any governmental agency. Nevertheless, Executive agrees and understands that this Release waives all claims and rights to monetary or other recovery for any legal claims to the fullest extent permitted by law; and any claims based upon any other theory, whether legal or equitable, arising from or related to any matter or fact arising out the events giving rise to this Release. Nothing in this Release prohibits Executive from receiving any monetary award to which Executive becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

2

8.          Executive acknowledges that all confidential information regarding Employer’s or any of its affiliates’ business compiled, created or obtained by, or furnished to, Executive during the course of or in connection with his employment with Employer or any of its affiliates is the exclusive property of Employer or such affiliate. Upon or before execution of this Release, Executive will return to Employer all originals and copies of any material containing confidential information, and Executive further agrees that he will not, directly or indirectly, use or disclose such information. Executive will also return to Employer upon or before execution of this Release any other items in his possession, custody or control that are the property of Employer or its affiliates, including, but not limited to, his files, credit cards, identification card, data storage devices, passwords and office keys.

9.          Executive acknowledges that (i) Executive has been given at least twenty-one (21)1 calendar days to consider this Release and that modifications hereof which are mutually agreed upon by the parties hereto, whether material or immaterial, do not restart the twenty-one day period; (ii) Executive has seven (7) calendar days from the date Executive executes this Release in which to revoke it; and (iii) this Release will not be effective or enforceable nor the amounts set forth in Section 1 paid unless the seven-day revocation period ends without revocation by Executive. Revocation can be made by delivery and receipt of a written notice of revocation to [INSERT NOTICE PARTY], by midnight on or before the seventh calendar day after Executive signs this Release.

10.        Executive acknowledges that he has been advised to consult with an attorney of his choice with regard to this Release. Executive hereby acknowledges that he understands the significance of this Release, and represents that the terms of this Release are fully understood and voluntarily accepted by him.

11.        Executive agrees that he will treat the existence and terms of this Release as confidential and will not discuss the Release, its terms or the circumstances surrounding his separation from service with Employer or its affiliate with anyone other than: (i) his counsel or tax advisor as necessary to secure their professional advice, (ii) his spouse; (iii) as may be required by law; or (iii) as may be reasonably necessary for Executive to enforce Executive’s rights hereunder or otherwise to enforce this Release.

12.        Any non-disclosure provision in this Release, the Employment Agreement or any other agreement to which Executive is a party or by which Executive is otherwise bound does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive understands and acknowledges that he does not need the prior authorization of the Employer to make any such reports or disclosures and that he is not required to notify the Employer that he has made such reports or disclosures.

1 Change to forty-five (45) days in the case of a group termination under the ADEA; and in which case the additional information required to be provided under the Older Workers Benefit Protection Act in connection with a group termination will be provided to Executive with this Release.

3

13.        In the event of any lawsuit against Employer or any of its affiliates that relates to alleged acts or omissions by Executive during his employment with Employer or its affiliates (but not any lawsuit brought by Executive against Employer or any of its affiliates), Executive agrees to cooperate with Employer or its affiliate by voluntarily providing truthful and full information as reasonably necessary for Employer or its affiliate to defend against such lawsuit, provided that the Employer shall reimburse Executive’s reasonable expenses incurred in providing such assistance subject to Executive’s delivery of written notice to the Employer prior to the time such expenses are incurred.

14.        This Release shall be binding on Employer and Executive and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Releasees and each of them and to their respective heirs, representatives, successors and assigns.

15.        This Release (and, to the extent explicitly provided herein, the Employment Agreement and the other agreement(s) referenced herein or therein) set forth the entire agreement between Executive and Employer, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter; provided, however, that nothing in this Release is intended to or shall be construed to limit, impair or terminate any obligation of Executive pursuant to any non- competition, non-solicitation, confidentiality or intellectual property provisions or similar provisions or agreements that have been signed by Executive where such provisions or agreements by their terms continue after Executive’s employment with Employer terminates, including, but not limited to, the provisions of Section 8 of the Employment Agreement, and any restrictions under any incentive equity awards. This Release may only be modified by written agreement signed by both parties.

16.        The Employer and Executive agree that in the event any provision of this Release is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Release and the remainder of the Release shall remain in full force and effect.

17.        This Release will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Release, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

18.        Any dispute arising under or relating to the Agreement shall be brought in the United States District Court for the District of Delaware or, if such court fails to satisfy applicable jurisdiction requirements, then the state courts of the State of Delaware, provided that any party may seek injunctive relief in any court of competent jurisdiction. By executing and delivering this Release, each party irrevocably: accepts generally and unconditionally the exclusive jurisdiction and venue of such courts and waives, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Notwithstanding the foregoing, the parties may seek injunctive or equitable relief to enforce the terms of this Release in any court of competent jurisdiction.

4

19.        Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Release.

20.        The language of all parts of this Release in all cases shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

[Signature Page Follows]

5

PLEASE READ CAREFULLY. THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

“EMPLOYER”

QualTek LLC

By:
Name:
Title:

“EXECUTIVE”

Matthew J. McColgan

Date: